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                                                                    Exhibit 99.1

                                [CITIGROUP LOGO]



For immediate release
Citigroup Inc. (NYSE symbol: C)
July 15, 2004



    Citigroup Announces Banamex Agreement With Mexican Financial Authorities


New York, NY, July 15, 2004 -- Citigroup announces that its subsidiary in Mexico, Banamex, has reached an agreement with the Mexican financial authorities that will bring to a close the long-standing issue related to the sale of loans to FOBAPROA in 1995-1996, at the height of the Mexican financial crisis. As Citigroup had reserved for this matter, the resolution with the Mexican government will not have a negative financial impact on the company's consolidated financial results.



                                      # # #

Media:                     Leah Johnson:    212-559-9446
                           Shannon Bell:    212-793-6206


Investors:                 Sheri Ptashek:   212-559-2718
Fixed Income Investors:    John Randel:     212-559-5091

Citigroup (NYSE: C), the preeminent global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com